EXHIBIT 3.01

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

STATE AUTO FINANCIAL CORPORATION

FIRST: The name of the Corporation is “State Auto Financial Corporation.”

SECOND: The place in the State of Ohio where the principal office of the Corporation is to be located is in the City of Columbus, Franklin County.

THIRD: The purpose or purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code, and any amendments heretofore or hereafter made thereto.

FOURTH: The maximum number of shares which the Corporation shall be authorized to have outstanding is Twenty Million (20,000,000), which shall be divided into three classes consisting of Fifteen Million (15,000,000) common shares, without par value (the “Common Shares”), Two Million Five Hundred Thousand (2,500,000) Class A preferred shares, without par value (the “Class A Preferred Shares”), and Two Million Five Hundred Thousand (2,500,000) Class B preferred shares, without par value (the “Class B Preferred Shares”). The express terms of the shares of each class are as follows:

(a) Common Shares. The Common Shares shall be subject to the terms of the Class A Preferred Shares and the Class B Preferred Shares (collectively, the “Preferred Shares”) and the express terms of any series thereof. Each of the Common Shares shall be equal to each of the other Common Shares, and the holders thereof shall be entitled to one vote for each of the Common Shares on all questions presented to the holders of the Common Shares. Subject to any rights to receive dividends to which the holders of the Preferred Shares outstanding may be entitled, if any, the holders of the Common Shares shall be entitled to receive dividends only when and as declared from time to time by the board of directors in amounts not exceeding those permitted by the laws of the State of Ohio.

(b) Class A Preferred Shares. Class A Preferred Shares may be issued from time to time in one or more series. Each of the Class A Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the board of directors as hereinafter provided, and each of the shares of each of the series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of which this paragraph (b), which provisions shall apply to all of the Class A Preferred Shares, the board of directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

(1) the designation of the series, which may be distinguished by number, letter, or title;

(2) the number of shares of the series, which number the board of directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

(3) the dividend rate of the series;

(4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

(5) the redemption rights and price or prices for shares of the series;

(6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

(7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation;

(8) whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

(9) restrictions on the issuance of any class or series; and

(10) such other terms as the board of directors may by law from time to time be permitted to fix or change.

The board of directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding classes (1) to (10) of this paragraph (b).

Class A Preferred Shares shall not be entitled to voting rights except to the extent described in the following clauses (1) and (2) of this subparagraph (b).

(1) During any period in which dividends on the Class A Preferred Shares are cumulatively in arrears in the amount of six or more full quarterly dividends, the holders of the Class A Preferred Shares, voting together as a class with the holders of the Common Shares and the holders of any other class or series of Preferred Shares who are similarly entitled to vote, shall be entitled to vote for the election of directors and to vote on all other matters, except for such matters where the Ohio Revised code or these Articles of Incorporation require the vote of the holders of a particular class of shares.

(2) The approval of a majority of the outstanding shares of Class A Preferred Shares voted together as a class shall be required in order to amend the Articles of Incorporation to affect adversely the rights of the holders of the Class A Preferred Shares or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class A Preferred Shares.

(c) Class B Preferred Shares. Class B Preferred Shares may be issued from time to time in one or more series. Each of the Class B Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the board of directors as hereinafter provided, and each of the shares of each of the series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of this paragraph (c), which provisions shall apply to all Class B Preferred Shares, the board of directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

(1) the designation of the series, which may be distinguished by number, letter, or title;

(2) the number of shares of the series, which number the board of directors may from time to time (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding);

(3) the dividend rate of the series;

(4) the dates of payment of dividends and the dates from which dividends of the series shall be cumulative;

(5) the redemption rights and price or prices for shares of the series;

(6) sinking fund requirements, if any, for the purchase or redemption of shares of the series;

(7) the liquidation price payable on shares of the series in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation;

(8) whether the shares of the series shall be convertible into Common Shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

(9) restrictions on the issuance of any class or series; and

(10) such other terms as the board of directors may by law from time to time be permitted to fix or change.

The board of directors is authorized to adopt from time to time amendments to the Articles of Incorporation fixing or changing, with respect to each such series, the matters described in the preceding clauses (1) to (10) of this paragraph (c).

Class B Preferred Shares shall be entitled to voting rights as follows:

(1) The holders of the Class B Preferred Shares, voting together as a class with the holders of the Common Shares and the holder of any other class or series of Preferred Shares who are similarly entitled to vote, shall be entitled to vote for the election of directors and to vote on all other matters, except for such matters where the Ohio Revised Code or these Articles of Incorporation require the vote of the holders of a particular class of shares.

(2) The approval of a majority of the outstanding shares of Class B Preferred Shares voted together as a class shall be required in order to amend the Articles of Incorporation to affect adversely the rights of the holders of the Class B Preferred Shares or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class B Preferred Shares.

FIFTH: To the extent permitted by law, the Corporation may purchase or otherwise acquire shares of any class issued by it for such considerations and upon such terms and conditions as may be authorized by its board of directors, in its discretion, from time to time.

SIXTH: A director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract, or act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer or any firm of which any director or officer is a shareholder, director, or trustee or any trust of which any director of officer is a trustee or beneficiary, is in any way interested in such transaction, contract, or act; provided the fact that such director or officer or such firm or corporation or such trust is so interested shall have been disclosed or shall have been known to the board of directors or such members thereof as shall be present at any meeting of the board of directors at which action upon such contract, transaction, or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction, or act, and may vote thereat to authorize, ratify, or approve such contract, transaction, or act, and any officer of the Corporation may take any action within the scope of his authority respecting such contract, transaction, or act with like force and effect as if he or any firm of which he is a member, or any corporation of which he is a trustee or beneficiary, were not interested in such transaction, contract, or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause, or proceeding, the question of whether a director or officer of the Corporation has acted in good faith is material, then notwithstanding any statute or rule of law of equity to the contrary (if any there be), his good faith shall be presumed, in the absence of proof to the contrary by clear and convincing evidence.

SEVENTH: No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the Corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights of subscription or purchase, if any, at such considerations and upon such terms and conditions as may be authorized by its board of directors, in its discretion, from time to time.

EIGHTH: No amendment to these Articles of Incorporation or the Code of Regulations of the Corporation shall amend, alter, change, or repeal the application of § 1701.831, Ohio Revised Code, or any other similar or like control share acquisition statute now or hereafter in effect in the State of Ohio unless approved by the affirmative vote of holders of shares entitling them to exercise at least two-thirds of the voting power of the Corporation on such proposal; provided, however, that such two-thirds voting requirement shall not be applicable if the Corporation’s board of directors shall have approved such amendment by a resolution adopted by at least two-thirds of the members of the board of directors, in which case such amendment may be approved by the affirmative vote of holders of shares entitling them to exercise a majority of the voting power of the Corporation on such proposal.

NINTH: No holder of shares of the Corporation of any class shall have the right to cumulate his voting power in the election of directors of the Corporation and the right to cumulative voting described in § 1701.55, Ohio Revised Code, is hereby specifically denied to the holders of shares of any class of the Corporation.

TENTH: Notwithstanding any provision of any statute of the State of Ohio, now or hereafter in force, requiring for the authorization or taking of any action the vote or consent of the holders of shares entitling them to exercise at least two-thirds or any other proportion of the voting power of the

Corporation or of any class or classes of shares thereof, if the Corporation’s board of directors shall have approved such action by a resolution adopted by at least two-thirds of the members of the board of directors, such action unless otherwise expressly required by law or these Articles of Incorporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes of shares thereof.